FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-72125



PROSPECTUS



                             U.S. TRUST CORPORATION

                              226,476 COMMON SHARES
                             (and associated Rights)




This prospectus relates to an offering by certain shareholders of up to 226,476 Common Shares, par value $1.00 per share, of U.S. Trust Corporation (a New York corporation).


The shares offered by this prospectus are being acquired by the selling shareholders in connection with our acquisitions of Strategic Trading Corporation and Radnor Capital Management, Inc. The selling shareholders have already acquired a part of these shares. Some of the selling shareholders may acquire the remaining shares over time, if conditions relating to the acquisition of Radnor Capital Management are met. U.S. Trust Corporation will not receive any of the proceeds from the sale of the shares.


The selling shareholders have advised us that they propose to offer the shares from time to time and in any of several different ways. These include (1) through brokers in ordinary brokerage transactions, (2) to underwriters or dealers in negotiated transactions or (3) by a combination of these methods of sale. The shares may be offered at fixed prices (which may be changed), at market prices at the time of sale, at prices related to prevailing market prices or at negotiated prices.


U.S. Trust Corporation's Nasdaq National Market symbol is "USTC". On March 5, 1999, the closing price reported on the Nasdaq National Market was $76 1/2 per share.


Brokers, dealers and underwriters that participate in the distribution of the shares may be deemed to be underwriters under the Securities Act of 1933. Any discounts or commissions received by them from the selling shareholders (and any profit on the resale of shares by them) may be deemed to be underwriting discounts and commissions under the Securities Act.
The selling shareholders may be deemed to be underwriters under the Securities Act.




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|         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE         |
|         SECURITIES  COMMISSION  HAS APPROVED OR  DISAPPROVED  OF THE         |
|         SECURITIES TO BE OFFERED UNDER THIS PROSPECTUS OR DETERMINED         |
|         IF  THIS   PROSPECTUS   IS   ADEQUATE   OR   ACCURATE.   ANY         |
|         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.                |
|                                                                              |
|         THE  SECURITIES TO BE OFFERED UNDER THIS  PROSPECTUS ARE NOT         |
|         SAVINGS ACCOUNTS,  DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK         |
|         OR  SAVINGS  ASSOCIATION  AND  THEY ARE NOT  INSURED  BY THE         |
|         FEDERAL   DEPOSIT   INSURANCE   CORPORATION   OR  ANY  OTHER         |
|         GOVERNMENTAL AGENCY.                                                 |
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                  THE DATE OF THIS PROSPECTUS IS MARCH 8, 1999.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
The Corporation................................................................2
Where You Can Find More Information............................................2
Selling Shareholders...........................................................4
Description of the Rights......................................................6
Plan of Distribution...........................................................6
Use of Proceeds................................................................7
Forward-looking Statements.....................................................8
Validity of Common Shares......................................................9
Experts........................................................................9


                                 THE CORPORATION

U.S. Trust Corporation (the "CORPORATION", "WE" or "OUR") is a bank holding company subject to the federal Bank Holding Company Act of 1956, as amended. Through our subsidiaries, we provide investment and asset management, corporate fiduciary and private banking services to individuals and institutional investors. At September 30, 1998, the Corporation had assets under management of approximately $65 billion. Our principal executive office is located at 114 West 47th Street, New York, New York 10036. Our telephone number is (212) 852-1000, and our Internet address is http://www.ustrust.com.

The Corporation's principal subsidiary is United States Trust Company of New York, a state chartered bank and trust company (the "TRUST COMPANY"). The Trust Company provides trust and banking services to individuals and institutions, including investment management, estate and trust administration, financial planning and corporate trust and agency. The Trust Company is a member bank of the Federal Reserve System and an insured bank of the Federal Deposit Insurance Corporation.

The Corporation's other banking subsidiaries have offices located in California, Connecticut, Florida, New Jersey, Oregon and Texas.


                       WHERE YOU CAN FIND MORE INFORMATION

The Corporation has filed a Registration Statement under the Securities Act of 1933 (the "SECURITIES ACT") that registers the Corporation's Common Shares (and associated preferred stock purchase Rights) offered by this prospectus. (We sometimes refer to these Common Shares and associated Rights collectively as the "SHARES".)

The Registration Statement (including the attached exhibits and schedules) that we filed with the Securities and Exchange Commission (the "COMMISSION") contains additional relevant information about the Corporation and the Shares. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this prospectus.

In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"). You may read and copy this information at the following locations of the Commission:


 Public Reference Room                    New York Regional Office                          Chicago Regional Office
 450 Fifth Street, N.W.                    7 World Trade Center                                 Citicorp Center
      Room 1024                                    Suite 1300                               500 West Madison Street
Washington, D.C.  20549                   New York, New York 10048                                 Suite 1400
                                                                                          Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330.

The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as the Corporation, who file electronically with the Commission. The address of that site is http://www.sec.gov.

THE COMMISSION ALLOWS US TO "INCORPORATE BY REFERENCE" INFORMATION INTO THIS PROSPECTUS. THIS MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO ANOTHER DOCUMENT FILED SEPARATELY WITH THE COMMISSION. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about the Corporation and our financial condition.

     o   Annual Report on Form 10-K for the year ended December 31, 1997.

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     o The description of our Common Shares set forth in our registration statement on Form 10, dated February 9, 1995 (filed pursuant to Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating the description.

     o The description of the Rights associated with our Common Shares set forth in our registration statement on Form 8- A, dated September 5, 1995 (filed pursuant to Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating the description.

This prospectus also incorporates by reference additional documents that we may file with the Commission between the date of this prospectus and the date that the offering of the Shares is terminated. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document from us or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address:

                       Corporate Communications Department
                             U.S. Trust Corporation
                              114 West 47th Street
                            New York, New York 10036
                            Telephone: (212) 852-1000

We have not authorized anyone to give any information or make any representation about us or this offering that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.


                              SELLING SHAREHOLDERS

The Shares are being offered by the selling shareholders named below (the "SELLING SHAREHOLDERS").

Some of the Selling Shareholders have acquired their Shares as the result of our acquisition, on December 31, 1998, of the assets of Strategic Trading Corporation ("STC"). Each of these Selling Shareholders (the "STC SHAREHOLDERS") is listed below, together with the number of the Corporation's Common Shares he or she owns as of March 7, 1999. All of these shares were acquired in the STC acquisition. Because the STC Shareholders may not sell all (or even any) of their Shares by means of this prospectus, the number each will own after this offering is unknown.


                                                       COMMON SHARES
          STC SELLING SHAREHOLDERS                 BENEFICIALLY OWNED ON
                                                       MARCH 7, 1999

Mark Caccavo................................               2,658
Robert Garrett, IV..........................              30,309
Jay Luby....................................              20,206
     TOTAL:.................................              53,173

Mark Caccavo, Robert Garrett and Jay Luby are now officers of a subsidiary of the Corporation. In connection with the STC acquisition, each of Mr. Garrett and Mr. Luby entered into employment agreements (both of which have five-year terms) with this subsidiary.

The other Selling Shareholders are acquiring their Shares as a result of our acquisition, on January 29, 1999, of Radnor Capital Management, Inc. ("RCM"). Each of these Selling Shareholders (the "RCM SHAREHOLDERS") is listed below, together with the number of the Corporation's Common Shares he or she owns as of March 7, 1999. All of these shares were acquired in the RCM acquisition. Each of the RCM Selling Shareholders may also receive additional Common Shares in connection with the RCM acquisition. These Shares are also being offered by this prospectus, but their total amount (as well as the amount to be offered by each RCM Selling Shareholder) is not certain at this time. Because the RCM Selling Shareholders may receive additional Shares after the date of this prospectus and because they may not sell all (or even any) of the Shares by means of this prospectus, the number each will own after this offering is unknown.


                                                           COMMON SHARES
      RCM SELLING SHAREHOLDERS                          BENEFICIALLY OWNED ON
                                                           MARCH 7, 1999

Pierce Archer.......................................          6,975
Wheat, First Securities, Inc.
as Custodian for the Pierce Archer IRA..............          3,371
Robert C. Bodine, Jr................................         24,240
Jennifer Byrne......................................          2,850
Wheat, First Securities, Inc.                                 1,095
as Custodian for the Jennifer Byrne IRA
Jeffrey Dillman.....................................          1,844
Wheat, First Securities, Inc.                                   842
as Custodian for the Jeffrey Dillman IRA
Maris A. Ogg........................................         32,629
Wheat, First Securities, Inc.
as Custodian for the Maris A. Ogg IRA...............          2,528
Douglas Pyle........................................          1,836
Berkeley T. Rulon-Miller............................          2,334
Sam Sparhawk, III...................................         11,211
Susan Treffeisen....................................          1,685
Gerhard T. Van Arkel................................          3,330
Wheat, First Securities, Inc.
as Custodian for the Gerhard T. Van Arkel IRA.......          1,685
Dale Weigand........................................          2,517
Wheat, First Securities, Inc.
as Custodian for the Dale Weigand IRA...............            632
     TOTAL:.........................................        101,604


As a result of the RCM acquisition, RCM is now our subsidiary. Mr. Archer, Mr. Bodine and Ms. Ogg are officers, and Ms. Ogg is a director of, RCM. In connection with the RCM transaction, each of Mr. Archer, Mr. Bodine, Ms. Byrne, Mr. Dillman, Ms. Ogg, Mr. Pyle, Mr. Sparhawk, Mr. Van Arkel and Mr. Weigand entered into employment agreements (the majority of which have five-year terms) with RCM.

                            DESCRIPTION OF THE RIGHTS

On August 29, 1995, our Board of Directors declared a dividend granting shareholders one "RIGHT" for each outstanding Common Share of the Corporation they owned. We made this distribution to the holders of record of each Common Share outstanding on September 1, 1995. In addition, we issued and will issue one Right with each Common Share issued after that date and before the "DISTRIBUTION DATE" (which is defined below) and with some Common Shares issued after the Distribution Date.

Each Right is essentially an option that, if it becomes exercisable, gives the owner (as registered on the Corporation's books) the ability to purchase from the Corporation one-hundredth (1/100th) of a Series A Participating Cumulative Preferred Share of the Corporation (a "PREFERRED SHARE") at an initial price of $150. However, until the Distribution Date, the Rights (1) cannot be exercised,
(2) will be evidenced by the certificates for Common Shares and not by separate Right Certificates, and (3) will be transferable only with Common Shares. The Rights will expire on September 1, 2005, and we can redeem them before that time.

The "DISTRIBUTION DATE" is defined as the earliest date on which one of the following occurs:

   o Any person (other than the 401(k) Plan and ESOP of the Corporation and and certain affiliated companies) or group (including any affiliate or associate of such person or group) acquires, or obtains the rights to acquire, beneficial ownership of 20% or more of the Common Shares that are then outstanding; or

   o With respect to the potential acquisition by any person (other than the 401(k) Plan and ESOP of the Corporation and certain affiliated companies) of beneficial ownership of 25% or more of the outstanding Common Shares, the tenth day after the date of the earliest to occur of
         (1) notice of approval under the Bank Holding Company Act of 1956, (2) notice of nondisapproval under the Change in Bank Control Act or (3) the expiration, without a notice of disapproval having been issued, of the prior notification period under the Change in Bank Control Act with respect to a notification thereunder.

The Rights may have the effect of inhibiting or deterring a takeover of the Corporation by another entity. You can find a description of the Rights and the Preferred Shares in our Registration Statement on Form 8-A (the "8-A REGISTRATION STATEMENT") dated September 5, 1995, for the registration of the Rights pursuant to Section 12(g) of the Exchange Act. This prospectus incorporates by reference the information contained in the 8-A Registration Statement.


                              PLAN OF DISTRIBUTION

The Selling Shareholders have advised us that they propose to offer the Shares for sale from time to time and in several different ways. For example, they may make sales:

    o    on the Nasdaq Stock Market,

    o on another interdealer quotation system or stock exchange on which the Common Shares are quoted or listed at the time,

    o    through negotiated transactions or

    o otherwise at prices related to prevailing market prices or at negotiated prices.

Alternatively, from time to time, one or more of the Selling Shareholders may offer the Shares through brokers, dealers or agents, who may receive compensation in the form of concessions or commissions from any such Selling Shareholders, agents and/or the purchasers for whom they may act as agent.

If necessary, we will prepare another prospectus to describe the method of sale in greater detail. We do not know of any arrangements that the Selling Shareholders have entered into to sell the Shares as of the date of this prospectus, nor do we know which brokerage firms the Selling Shareholders may select to sell their Shares. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than by this prospectus.

The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act. If the Selling Shareholders are considered underwriters, any profits on the sale of Shares by them and any associated discounts or commissions may be considered underwriting compensation under the Securities Act. In addition, if a Selling Shareholder is considered an underwriter, such Selling Shareholder may be subject to certain statutory liabilities under the Securities Act, including Sections 11 and 12 of the Securities Act.

The Selling Shareholders and any other person participating in a sale or distribution of Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Certain rules and regulations issued by the Commission under the Exchange Act (including Regulation M and Rule 10b-5) may limit when the Selling Shareholders (or any other person) may sell or purchase the Shares.

In some jurisdictions, the securities laws require that the Shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

We will not receive any part of the proceeds from the sale of Shares. We will bear all expenses incurred by us in connection with the registration of the Shares under the Securities Act. Each of the Selling Shareholders will pay his or her own expenses (including brokerage commissions, personal legal fees or similar expenses) in connection with the offering and sale of the Shares.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sales of the Shares, but we will bear certain of the expenses. See "Plan of Distribution."


                           FORWARD-LOOKING STATEMENTS

In this prospectus we made certain forward-looking statements with respect to the financial condition, results of operations and business of the Corporation. These statements may be made directly in this document or may be "incorporated by reference" to other documents. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions.

We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Among the factors that may cause our actual results to differ from those expressed or implied in the forward-looking statements are the following:

    o General economic or business conditions may be less favorable than expected, resulting in, among other things, a reduced demand for asset management or other financial services, a resulting decrease in the assets under management and a corresponding decrease in fees.

    o Competitive pressures in the investment or asset management, corporate fiduciary or private banking industries may increase significantly.

    o Legislative or regulatory changes may adversely affect the business in which we are engaged.

    o Necessary technological changes (including changes to address "Year 2000" data systems issues) may be more difficult or expensive to implement than anticipated.


                            VALIDITY OF COMMON SHARES

The validity of the Shares being offered hereby has been passed upon for the Corporation by our General Counsel, Richard B. Gross, Esq. Mr. Gross beneficially owns less than 1% of the outstanding Common Shares of the Corporation.


                                     EXPERTS

The consolidated balance sheets of the Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in the Corporation's 1997 Annual Report on Form 10-K are incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.), independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.